  Exhibit 99.1

FHLBank System Regulator Provides LIBOR Transition Guidance

The financial markets are preparing for the expected phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021.

As part of this transition, the Federal Housing Finance Agency (FHFA) recently issued a supervisory letter to all Federal Home Loan Banks (FHLBanks). The FHFA, our regulator, has required that by March 31, 2020, the FHLBanks cease entering into new LIBOR-referenced instruments with maturities beyond December 31, 2021. This change will impact certain FHLBNY products, including: the Adjustable Rate Credit Advance, Callable Advance, Fixed Rate with Cap Advance and Putable Advance, as well as stand-alone derivatives we transact for members. As you know, in November 2018, we launched our Secured Overnight Financing Rate (SOFR)-Linked Adjustable Rate Credit Advance product, providing members with the ability to transact floating-rate advances using the SOFR index.

The full letter from the FHFA is available for your reference at: https://www.fhfa.gov/Media/PublicAffairs/PublicAffairsDocuments/Supervisory-Letter_Planning-for-LIBOR-Phase-Out.pdf.

The 11 Federal Home Loan Banks (FHLBanks) are participating in industry-wide efforts to ensure an orderly transition to an alternative reference rate. As a result, each FHLBank has developed a multi-year plan to reduce its LIBOR exposures over time.

The transition from LIBOR is a significant event, and one for which we must all be prepared. We are focused on ensuring that this transition is as smooth as possible, both for our cooperative and our members. And throughout this process, we – and all of the Federal Home Loan Banks – will continue to serve as a resource for our members as you undergo your own transition from LIBOR. For more information on the impact of the supervisory letter on your business with the FHLBNY; or to discuss the LIBOR transition and how the FHLBNY can assist you in these efforts, including educational outreach, webinars and training sessions, please contact your Calling Officer at (212) 441-6700.

There is also additional information on LIBOR transition available at the following:

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FHLBNY: LIBOR’s Transition to SOFR
http://www.fhlbny.com/news-events/publications/articles/prior-articles/libors-transition-to-sofr.aspx

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Alternative Reference Rates Committee
https://www.newyorkfed.org/arrc

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Federal Reserve Bank of New York
https://apps.newyorkfed.org/markets/autorates/sofr

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International Swap and Derivatives Association
https://www.isda.org

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CME Group
https://www.cmegroup.com/trading/interest-rates/

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Intercontinental Exchange
https://www.theice.com/iba/libor

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FASB Financial Accounting Standards Board
https://www.fasb.org